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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion and incorporation by reference in this registration statement on Form S-3 of Coopers & Lybrand's report dated March 17, 1994, on Coopers & Lybrand's audit of the consolidated statements of income, shareholders' equity, and cash flows of Hughes Supply, Inc. and subsidiaries for the fiscal year ended January 28, 1994, which report is included in this Prospectus and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 26, 1996. We also consent to the reference to Coopers & Lybrand under the caption "Experts".

/s/  COOPERS & LYBRAND L.L.P.

Orlando, Florida
November 5, 1996